Exhibit 10.2

SYZYGY LICENSING LLC – PARAMETRIC SOUND CORPORATION
LICENSE AND ROYALTY AGREEMENT

           THIS LICENSE AND ROYALTY AGREEMENT (“Agreement”) is made on the day and year first written below by and between Syzygy Licensing, LLC, a Nevada limited liability company having an address of 8617 Canyon View Drive, Las Vegas, Nevada 89117 (“Licensor”) and Parametric Sound Corporation, a Nevada corporation having a business address of 1941 Ramrod Avenue, Suite 100, Henderson, Nevada 89014 (“Licensee”).  Licensor and Licensee are sometimes collectively referred to herein as “the Parties.”

RECITALS

WHEREAS, Licensor has developed or owns certain technology relating to improved systems and methods of processing media input to create parametric sound output (the ”Technology”), and is the owner of certain intellectual property in connection with this technology;

WHEREAS, Licensee desires to acquire, and Licensor desires to grant, on the terms and conditions set forth in this Agreement, an exclusive, world-wide right for Licensee to use, manufacture, have manufactured, sell, have sold, offer for sale, distribute, import and/or export products incorporating the Technology in and for any and all commercial purposes.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1
Intellectual Property shall include any pending patent applications or issued patents, inventions, developments, improvements, specifications, trade secrets, practices and procedures, and know-how owned by Syzygy that relate(s) to or cover(s) the Technology.

1.2	Licensed Product(s) shall include any product that is covered by the Intellectual Property.

1.3
Licensed Patents means the pending patent application identified in EXHIBIT A, and any patent or patent applications related thereto, including any foreign and non-provisional patents and patent applications relating thereto, and any continuations, continuations-in-part, divisions, reissues, re-examinations, and equivalent patents and patent applications relating to the non-provisional and foreign patent applications and patents.

1.4
Improvements means any improvement, enhancement, alteration, or modification of the Technology, whether invented or developed by Licensor or Licensee.  Licensor shall own all rights in any Improvements developed to the Technology by either party.  However, any such Improvements shall be licensed to Licensee in accordance with the terms of this Agreement.

1.5
Confidential Information means all confidential information relating to and, where applicable, including the Technology, including, but not limited to, any and all information concerning products, trade secrets, inventions, discoveries, designs, improvements, research, development, specifications, technical data, market data, know-how, including information derived from reports, investigations, research, works-in-progress, and all other information which may be designated as confidential.

1.6	Net Sales

1.6.1
Calculation of Licensee’s Net Sales.  Net Sales shall be defined as Licensee’s gross receipts or revenue, computed on a cash basis, for each Licensed Product that is sold, distributed, leased, or otherwise transferred for monetary payment to any third party, less the following:

1.6.1.1	The actual cost of freight charges or of freight absorption, if any, separately stated in such invoice;

1.6.1.2	Any trade, quantity or standard trade cash discounts, if any, allowed;

1.6.1.3
Any tax, duties, imposts or other government charge on the sale, transportation, or delivery which is separately stated on the invoice (unless in the nature of a value added tax, which need not be separately stated);

1.6.1.4	Any credit and cash refunds for returned goods; and

1.6.1.5	Any allowances for damaged, obsolete, and defective goods.

1.7
Valid Claim means (a) a claim in an issued and unexpired patent included in the Licensed Patents that: (i) has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and not subject to appeal, (ii) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, (iii) has not been lost through an interference, reexamination or reissue proceeding; or (b) a claim of a pending patent application included in the Licensed Patents.

2.	GRANT OF LICENSE.

2.1
Exclusive License.  Subject to all the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, worldwide license to use, manufacture, have manufactured, sell, have sold, offer for sale, distribute, and import and export the Licensed Products and all Improvements thereto in and for all commercial purposes.

2.2
Trademarks, Trade Dress, and Copyrights.  Any trademarks or trade dress used by Licensee in connection with the Licensed Products shall inure to the benefit of Licensor.  Any copyrights created by Licensee in connection with the Licensed Products shall be owned solely by Licensor.

3.	TERM AND TERMINATION

3.1
Term.  The term of this Agreement shall commence upon the formal separation of Parametric Sound Corporation as an independent public entity distinct from and no longer owned by LRAD Corporation (hereinafter referred to as the “Effective Date”) and shall continue in force until twenty years from the Effective Date or until the natural expiration of any patent containing a Valid Claim that covers the Technology, whichever period is longer.

3.2
Licensor’s Option to Terminate or Renegotiate for Failure to Act.  Licensor shall have the option to either renegotiate or terminate this Agreement at any time during the Term should Licensee fail to use commercially reasonable efforts to develop, manufacture, market and/or sell the Licensed Products only if such failure continues following reasonably detailed written notice thereof by Licensor to Licensee and a reasonable opportunity to cure.  The parties agree that any previous license or assignment of any portion of the Technology from Licensor to Licensee shall revert back to Licensor in the event of termination of this Agreement.

3.3
Default.  If either party commits any material default or breach with respect to any of the provisions of this Agreement, or fails to account for or pay to the other party any payment that becomes due hereunder, then the other party shall have the right to terminate this agreement on 60 days' written notice to the other party if the breaching party fails to cure such breach during the sixty (60) day period.

3.4
Sale of Remaining Inventory upon Early Termination.  Upon termination of this Agreement for any reason, Licensee shall provide Licensor with a written inventory of all Licensed Products in the possession of Licensee, or its sublicensees, or that are in the process of being manufactured.  Licensee, and its sublicensees, shall be allowed a period of one (1) year to sell off or otherwise dispose of its remaining inventory of Licensed Products, provided that all Royalties under Section 4 are paid for Licensed Products sold or otherwise disposed of to a third party.

3.5
Continuing Obligations after Termination.  Upon termination of this Agreement, whether by default, cancellation, termination or normal expiration, Licensee shall not be relieved of any duties or obligations to pay all amounts accrued and due hereunder, and said amounts shall be payable at the effective date of the termination.  In addition, Sections 1, 3.4, 3.5, 4, 6, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, and 19 of this Agreement, and any provisions that specifically provide for survival, shall survive any termination of this Agreement whether by default, cancelation, termination or normal expiration.

4.	ROYALTY, PAYMENTS, AND REPORTS

4.1	In consideration for the rights conveyed by this Agreement, Licensee shall pay the following to Licensor:

4.1.1
Royalty – 5.0%. Licensee shall pay Licensor a royalty of five percent (5.0%) of the Net Sales of Licensed Products which are either: i) sold or otherwise transferred for monetary payment prior to four (4) years from the Effective Date of this Agreement; or ii) are covered by a Valid Claim of a Licensed Patent issued in a territory in which the Licensed Products are sold.

4.1.2
Royalty – 3.0%.  In the event that no patent covering a Licensed Product has issued in a territory after four (4) years from the Effective Date of this Agreement, Licensee shall pay Licensor a royalty of three percent (3.0%) of the Net Sales of the Licensed Products in that territory. If a patent issues in a territory after four (4) years from the Effective Date of this Agreement, the royalty shall revert back to five percent (5.0%) of the Net Sales for Licensed Products sold in that territory.

4.1.3
Reimbursement of Development Costs.  Licensee shall pay to Licensor its costs incurred through the Effective Date in developing, testing and prototyping the Technology.  These costs include, but are not limited to, time charged by Mr. Elwood G. Norris at a rate of $100 per hour, limited to an aggregate of 250 hours prior to the Effective Date. After the Effective Date, Licensee shall bear its own costs to develop, test, prototype, manufacture or otherwise use the Technology as authorized herein and, other than those actions that are reasonably necessary to convey any inventions, developments, improvements, specifications, trade secrets, practices and procedures, and know-how required by this Agreement, Licensor shall have no obligation to perform any such activities or make any Improvements to the Technology. The parties acknowledge that Licensee intends to employ Elwood G. Norris on or after the Effective Date.

4.1.4
Patent Costs.  Licensee shall reimburse Licensor’s past costs, and shall be responsible for reimbursing all of Licensors’ future costs, in filing for, prosecuting and maintaining any of the Licensed Patents in the United States. Licensee may request that Licensor file patent applications in additional territories, in which case Licensee shall reimburse Licensor for all costs associated therewith. Should Licensee not elect to request patent filings in additional territories, Licensor may do so at its own expense, and Licensee shall not be obligated to reimburse or otherwise pay for the costs associated therewith.

4.1.5
Reasonableness of Royalty Rate.  The parties hereby agree that the Royalty payments set forth in this Section represent the value of the licenses granted hereunder for the right to use, manufacture, have manufactured, sell, have sold, offer for sale, distribute, and import and export the Licensed Products and all Improvements.  The parties further agree that any Licensed Patents covering the Licensed Products have utility to Licensee both individually and in the aggregate, and that it would be impracticable to identify each specific Licensed Patent being used. The parties further agree that any Intellectual Property other than patents covering the Licensed Products has utility to Licensee, and that it would be impracticable to identify each specific type of Intellectual Property being used. As such, the parties have elected to (and agree that it is reasonable to) use the aggregate royalty rates provided for in this Section for Licensee’s use of the Intellectual Property.

4.2
Quarterly Payments.  The Royalties set forth in this Section shall accrue on the Net Sales made day-to-day, on a cash receipts basis, in each calendar quarter.  On or before the thirtieth day following the end of a calendar quarter (i.e. April 30th, July 30th, October 30th, and January 30th), Licensee shall submit payment of all accrued royalties on the Net Sales made in that calendar quarter.

4.3
Late Payments.  In the event that any payment due hereunder is not received by Licensor within 10 days of the due date for said payment, then Licensor shall be entitled to charge Licensee interest at the rate of five percent (5%) per annum on said payments accrued from the date such payment was due.

4.4
Quarterly Reports. Licensee shall provide Licensor with a quarterly report on or before the thirtieth day following the end of a calendar quarter (i.e. April 30th, July 30th, October 30th, and January 30th) detailing the Net Sales made in that calendar quarter.  This quarterly report shall include at least an accounting of the Net Sales made, with any deductions therefore, and of all payments due.

4.5
Records.  Licensee shall keep records for a reasonable period of time of the Licensed Products manufactured, sold and distributed in sufficient detail to enable the Royalty Payment and any other payments due to Licensor to be determined.  In the event that Licensor disagrees with any such accounting, Licensor or its designated representative shall have the right, upon reasonable notice to Licensee, at Licensor’s expense and no more often than semi-annually to review and inspect the books and records of Licensee relating to the sale and distribution of the Licensed Products during normal business hours of Licensee at the location where such books and records are maintained, but for no more than the preceding two (2) years. In the event that any inspection by Licensor discloses any deficiencies in payments made to Licensor, then Licensee shall pay such additional amounts to Licensor within twenty (20) days following receipt of written notice thereof, together with all documentation necessary to support such additional payment by Licensee.  In the event that any such inspection discloses an overpayment by Licensee, then Licensee shall be entitled to deduct and offset any such overpayment from the subsequent amounts that become due.  In the event that there are no such subsequent payments to become due, then Licensor agrees to pay Licensee the full amount of any such overpayment within twenty (20) days following receipt of written notice thereof from Licensor.

4.6	Payment in U.S. Dollars. All payments due hereunder shall be made in U.S. Dollars.

4.7	Taxes. Licensee will pay any taxes incurred by it due to the use, manufacture, sale, distribution, or importation or exportation by Licensee of the Licensed Products.

5.	FILING, PROSECUTION, MAINTENANCE AND ENFORCEMENT OF LICENSED PATENTS

5.1
Patent Protection Applied for by Licensor at Its Discretion.  Licensor may apply for patent protection covering the Technology within the United States at its sole discretion.  Should Licensor decide not to pursue patent protection in the United States on any portion of the Technology, Licensee may request that Licensor do so at Licensee’s expense.  Licensee may request that Licensor apply for patent protection covering the Technology outside of the United States at Licensee’s expense. Should Licensee elect not to apply for patent protection outside the United States, then Licensor may apply for patent protection outside the United States at Licensor’s expense.

5.2	Licensor to Own All Licensed Patents and Control Prosecution and Maintenance. All Licensed Patents shall be owned, prosecuted, controlled and maintained solely by Licensor.

5.3
Licensor may Obtain Patent Protection on Licensee’s Improvements.  Licensor shall be entitled to file patent protection on Licensee’s Improvements at Licensor’s sole discretion.  Licensee agrees that its agents, principals and employees will provide all reasonable assistance in drafting and prosecuting any such patent, whether or not said agents, principals and employees are named as inventors.  Licensee agrees that its agents, principals and employees will execute all documents necessary to transfer ownership of all patents covering the Technology to Licensor.  The costs for any such filings shall be governed by the provisions of Section 4.1.4 of this Agreement.

5.4
Notification of Infringements of the Licensed Patents.  Licensor and Licensee agree to notify each other in writing of any suspected infringement(s) of the Licensed Patents and provide any evidence therefore.

5.5
Enforcement and Defense of Licensed Patents. The parties shall confer in good faith regarding the enforcement or defense of any rights under the Licensed Patents, including whether to institute suit for infringement and the strategy for enforcing such rights.  Notwithstanding this cooperation, Licensee shall bear the burden of enforcing the Licensed Patents in the United States and any other territories in which it has elected to obtain patent protection to prevent infringements thereof.  Licensee shall be solely responsible for all attorneys’ fees, costs, and other expenses incurred in the enforcement and defense of the Licensed Patents in the United States and any other territories in which it has elected to obtain patent protection.  Licensor shall also, at its option, have the right to address infringements, institute suit, and join in any legal action for the enforcement or defense of any rights under the Licensed Patents to the extent that it affects Licensor’s rights or causes it damages within a territory.

5.6
Marking of Licensed Products. Licensee shall comply with the legal standards and requirements of the applicable country or territory for the marking of the Licensed Products and their packaging with a notice of the Licensed Patents.

5.7	Ownership of Improvements. Licensor shall own all Improvements made or developed by Licensor or by Licensee.

6.	INDEMNIFICATION

6.1
Licensee agrees to release, indemnify and hold harmless Licensor, its officers, employees, and agents against any and all losses, expenses, claims, actions, lawsuits, judgments and damages (including attorney’s fees through the appellate level) which may be brought against either party, its officers, employees, and agents as a result of or arising out of any claim of infringement with respect to the use, manufacture, sale, distribution, or importation or exportation by Licensee of the Licensed Products as they relate to the Licensed Patents. This section shall continue after the termination of this Agreement.

6.2
Licensee agrees to release, indemnify and hold harmless Licensor, its officers, employees, and agents against any and all losses, expenses, claims, actions, lawsuits, judgments and damages (including attorney’s fees through the appellate level) which may be brought against either party, its officers, employees, and agents as a result of or arising out of any product liability claim with respect to the use, manufacture, sale, distribution, or importation or exportation by Licensee of the Licensed Products. This section shall continue after the termination of this Agreement.

7.	SUBLICENSING

7.1
Licensee may not sublicense its rights under this Agreement unless it obtains Licensor’s written permission to do so.  Any Licensed Products sold under such a sublicense shall be subject to the provisions of Section 4 of this Agreement; however the royalty rates of any such sublicense may differ from those delineated in Section 4.  The parties agree to negotiate royalty rates of any sublicense in good faith with the intent to provide for gross margins to Licensee and Licensor comparable to those delineated in and/or being the consequence of Section 4.

8.	ASSIGNMENT

8.1
Licensee may not sell, assign, or transfer its rights under this Agreement unless Licensor provides written permission to do so.  Any entity that is the beneficiary of a sale, assignment or transference of this Agreement shall be subject to the provisions of Section 4 of this Agreement.

9.	CONFIDENTIALITY

9.1
Licensee and Licensor agree that at all times during the term of this Agreement, any extensions thereof, and after termination of the Agreement, they will hold in trust, keep confidential, and not disclose to any third party or make any use or induce or assist others in the use or disclosure of Confidential Information, except as provided for in this Agreement.  Notwithstanding the foregoing, Licensee may disclose Licensor’s Confidential Information to its employees, agents, contractors, and advisors who have a need to know such information; and Licensor may disclose Licensee’s Confidential Information to its employees, agents, contractors, and advisors who have a need to know such information.

10.	REPRESENTATIONS AND WARRANTIES OF LICENSOR:

10.1
Licensor makes no representations or warranties to Licensee relating to patentability of the Technology, or potential infringement of any third-party intellectual property that may occur by practicing the Technology.

11.	GOVERNING LAW

11.1
This Agreement, and all matters relating hereto, including any matter or dispute arising out of the Agreement, shall be interpreted, governed, and enforced according to the laws of the United States of America and the State of Nevada, where applicable, and the parties hereto consent to the jurisdiction of any appropriate federal or state court in and for the State of Nevada to resolve such disputes.

12.	ATTORNEYS’ FEES

12.1
In the event that any party hereto shall be in default or breach of this Agreement, said party shall be liable to pay all reasonable attorneys’ fees, court costs, and other related collection costs and expenses incurred by the non-defaulting or non-breaching party in prosecuting its rights hereunder.

13.	BINDING EFFECT

13.1	This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legatees, agents, representatives, officers, directors, successors and assigns.

14.	NO JOINT VENTURE

14.1
The parties hereto expressly disclaim and disavow any partnership, joint venture or fiduciary status or relationship between them and expressly affirm that they have entered into this Agreement as independent contractors and that the same is in all respects an “arms-length” transaction.  No party shall be responsible in any way for the debts or obligations of the other party, nor shall either party have the power to obligate or bind the other party in any manner whatsoever.

15.	CAPTIONS

15.1	The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

16.	SEVERABILITY

16.1
The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.  In the event of the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction, the parties agree that either the parties (by written amendment) or the court may narrow the provision in question or delete it entirely so as to comply with the decision of said court.

17.	ENTIRE AGREEMENT

17.1
This Agreement expresses and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces any prior agreements between the parties with respect thereto.  Except as expressly provided in this Agreement, there are no agreements, understanding, inducements or arrangements between the parties relating to the subject matter of this Agreement.  No subsequent alteration, amendment, change or addition to this agreement shall be binding upon either party unless reduced in writing and signed by them.

18.	PREPARATION OF AGREEMENT

18.1
The parties acknowledge and agree that they have both participated in the preparation of this Agreement and, in the event that any question arises regarding its interpretation, no presumption shall be drawn in favor of or against any party hereto with respect to the drafting hereof.

19.	NOTICES

19.1
Any and all notices required or provided for hereunder shall be in writing and shall be delivered, either in person or by certified mail, return receipt requested, postage prepaid to the parties at the addresses set forth in the preamble to this Agreement.  Each party may change the address at which they receive notices by notifying the other parties in accordance with the provisions of this Section.  All notices shall be deemed received upon actual receipt thereof if delivered in person, or within forty-eight (48) hours following the deposit hereof in the United States mail in accordance with the terms of this Section.

           IN WITNESS WHEREOF, the parties have executed this Agreement and have made it effective as of the day and year first written below.

Licensor: By: /s/ JAMES A. BARNES (signature) Name: JAMES A. BARNES Title: MANAGER Date: SEPTEMBER 27, 2010	Licensee: By: /s/ ELWOOD G. NORRIS (signature) Name: ELWOOD G. NORRIS Title: PRESIDENT AND CEO Date: SEPTEMBER 27, 2010

EXHIBIT A – LICENSED PATENTS

Docket # 01184-001.PROV	IMPROVED PARAMETRIC TRANSDUCER AND SIGNAL PROCESSING SYSTEMS AND METHODS